Exhibit 10.11

Haynes International, Inc.	Haynes International, Inc. 1020 West Park Ave. P.O. Box 9013 Kokomo, IN 46903-9013	Jean C. Neel Vice President-Corporate Affairs Phone: 765/456-6489 Fax: 765/456-6155 e-mail: jneel@haynesintl.com

December 21, 2001

Mr. Calvin S. McKay
590 Academy Woods Dr.
Lake Forest, IL 60045

Dear Mr. McKay:

We are pleased to offer you the position of Vice President Finance and Chief Financial Officer with Haynes International, Inc. You will be reporting to Francis Petro, President & Chief Executive Officer, and your annual salary will be $225,000.

Included in this offer are four (4) weeks of vacation upon hire. You will receive a signing bonus of $100,000 (less applicable taxes) at the end of two years of employment. You will be eligible for our Profit Sharing and Savings Plan (401k), hospitalization plan, life insurance long-term disability and optional benefit plans (some waiting periods do apply).

A copy of the Moving and Relocation Policy is attached. Haynes International will provide a car (Buick LaSabre or equivalent). Moving and relocation benefits and the car will be grossed up for taxes where allowable by law. In addition to the aforementioned benefits you will be eligible for the Executive Compensation Plan, Stock Plan (40,000 shares), and Management Incentive Plan (target is 45% of base salary).

The Executive Compensation Plan consists of:

                 •     Life insurance
                 •     Deferred income plan
                 •     Long term disability plan

The only contingency to this offer is you must pass a physical/drug screen. We understand the confidentiality factor during your decision period and will not schedule your physical/drug screen until receiving your acceptance of this offer.

It is further agreed that should Haynes International, Inc. terminate your employment at their discretion, Haynes would continue to compensate you for one year from the date of termination. Compensation would be based on upon your salary at the time of termination.

We are eagerly awaiting confirmation in writing that you accept this offer. This letter should not be considered an employment contract and does not modify the employment-at-will status. If you have any questions, please call me at (765) 456-6489.

Sincerely, /ss/ Jean C. Neel
I Accept: /ss/ Calvin S. McKay 01/10/02